Exhibit 10.11
March 1, 2007
Mr. Ronald Codd
Dear Ron:
          DemandTec, Inc. (“DemandTec”) is pleased to offer you a position as a member of the DemandTec Board of Directors (the “Board”). The following is some information on the benefits available to you as a member of the Board.
          You will be eligible for an annual retainer of $16,000 payable $4,000 per quarter. It is expressly understood that this compensation is provided solely for services being rendered by you as a member of the DemandTec Board of Directors.
          Subject to the approval of the Board, you will be granted an option to purchase 165,000 shares of DemandTec’s Common Stock (the “Option”). The exercise price per share will be equal to the fair market value per share on the date the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the DemandTec 1999 Equity Incentive Plan, as described in that Plan and the applicable stock option agreement. The Option will vest in 25% of the Option shares after one year of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.
          If the Company is subject to a Change in Control (as defined below) and your service with the Company terminates, then you will be vested in 100% of the Option shares then unvested as of the Change in Control date. “Change in Control” shall mean (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.
          Board meetings are generally held once a quarter and we would hope that your schedule would permit you to attend all of the meetings. In addition, from time to time, there may be projects that we would ask you to assist in. These projects would generally be limited in scope and would not be expected to require a significant time commitment.

Ronald Codd
March 1, 2007

          DemandTec will reimburse reasonable travel and other business expenses in connection with your duties as a Board member in accordance with DemandTec’s generally applicable policies.
          Nothing in this offer or the stock Option agreement should be construed to interfere with or otherwise restrict in any way the rights of DemandTec’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.
          We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter and returning it to me.
          We look forward to you joining the Board.

Very truly yours, DemandTec, Inc.
By:	/s/ James Sayre
James Sayre
Chairman of the Nominating Committee

I have read and accept this offer:

/s/ Ronald Codd	3/5/07

Signature of Ronald Codd	Dated